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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

     Gold & Appel Transfer, S.A.
              (Last)                  (First)                  (Middle)

     Omar Hodge Building, Wickham City
                          (Street)

     Road Town                      Tortula, British Virgin Islands
              (City)                   (State)                 (Zip)

2.  Date of Event Requiring Statement
    (Month/Day/Year)

     July 6, 1999


3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

     STARTEC GLOBAL COMMUNICATIONS CORPORATION (STGC)


5.  Relationship of Reporting Person(s) to Issuer
                (Check all applicable)
          Director                           X  10% Owner
    ---                                         ----
          Officer (give title below)        Other (specify below)
    ---                                         ----

         ------------------------

6.  If Amendment, Date of Original (Month/Year)


7.  Individual or Joint/Group Reporting
            (check applicable line)
      X    Form Filed by One Reporting Person
     ----
           Form Filed by More than One Reporting Person
     ----

[CAPTION]
Table I-Non-Derivative Securities Beneficially Owned

1. Title of Security      2. Amount of Securities       3. Ownership Form
    (Instr. 3)               Beneficially Owned            Direct (D) or
                                 (Instr.4)                 Indirect (I)
                                                            (Instr. 5)

    Common Stock                988,550 (1)                     D



(1) Mr. Walt Anderson has the power to dispose of the shares of Common Stock of the Issuer (the "Shares") owned by Gold & Appel, S.A., which beneficially owns 10% or more of the Shares, pursuant to a power-of-attorney from Gold & Appel, S.A. Mr. Anderson has no pecuniary interest in such Shares and disclaims beneficial ownership thereof.

*If the form is filed by more than one reporting person, see instruction
 4(b)(v).
                                                                (Over)
                                                                 Page 1 of 2

Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)


2. Date Exercisable and Expiration Date (Month/Day/Year)

   Date Exercisable       Expiration Date
   ----------------       ---------------

3.  Title and Amount of Underlying Securities (Instr. 4)

    Title                    Amount or Number of Shares
    -----                    --------------------------

4. Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security Direct (D)or Indirect (I) (Instr. 5)

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:



                         /s/ Walt Anderson                      08/10/99
                        -----------------------------------     ------------
                      **Signature of Reporting Person            Date
                        Walt Anderson, Attorney-in-Fact for
                        Gold & Appel Transfer, S.A.


** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                           Page 2 of 2
                                                           SEC 1473 (7-96)

